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                                                                   EXHIBIT 10.41

                       SCPIE HOLDINGS, INC. & SUBSIDIARIES
                    CONSOLIDATED FEDERAL INCOME TAX LIABILITY
                              ALLOCATION AGREEMENT

        This Agreement, effective as of the first day of the consolidated return year beginning January 1, 1996, is made by and among SCPIE Holdings, Inc. ("Parent") and Southern California Physicians Insurance Exchange, SCPIE Management Company, SCPIE Indemnity Company, American Healthcare Indemnity, FG Casualty Company, SCPIE Insurance Services, Inc., and SCPIE Management Services ("Subsidiaries").

        WHEREAS, the parties hereto (hereinafter sometimes referred to as "Members"; or in the singular "Member" or "party") are part of an affiliated group ("Affiliated Group") as defined by Section 1504(a) of the Internal Revenue Code of 1986 ("IRC"), as amended;

        WHEREAS, such Affiliated Group has filed a consolidated federal income tax return since their affiliation in accordance with IRC Section 1501 and is required to continue filing consolidated income tax returns for years subsequent to such year of first consolidated filing; and

        WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated "federal income tax liability" (as determined under Regulations Section 1.1502-2) of the Affiliated Group among its Members (as required by IRC Section 1552(a)); for reimbursing the Parent for payment of such tax liability; for compensating any Member for use of its "net operating loss," "net capital loss," or "tax credits" in arriving at such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses, net capital losses, or tax credits from subsequent taxable years.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

        1. A U.S. consolidated federal income tax return shall be filed by the Parent for the taxable year ended December 31, 1996, and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated federal income tax return.

        2. The Parent and Subsidiaries have hereby elected to allocate their federal tax liability during consolidated tax return years encompassed by this Agreement pursuant to Regulation Section 1.1552-1(a)(2)(i) in conjunction with the election pursuant to Regulation Section 1.1502-33(d)(3). The fixed percentage to be used under Regulation Section 1.1502-33(d)(3)(i) shall be 100%.

        3. The provisions of this Agreement shall be administered by the Chief Financial Officer of Parent.

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        4.     Each Member shall reimburse the Parent for its allocated
               consolidated federal income tax liability under this Agreement. Each Member benefiting from net operating losses, net capital losses, and tax credits shall pay to the Parent its added tax assessment determined under paragraph 2 of this Agreement. The Parent shall pay to each Member with a net operating loss, net capital loss, or tax credit(s) during the taxable year its allocable share of the total of the additional amounts due from other Members pursuant to paragraph 2 of this Agreement. Payments for these allocable shares are to be made no later than thirty (30) days after the date of filing of the consolidated federal income tax return for such taxable year. No payment shall be made a Member for the benefit of a net operating loss, net capital loss, or tax credit unless such net operating loss, net capital loss, or tax credit is availed of in reducing the consolidated federal income tax liability.

        5. Notwithstanding the provisions of paragraph 2 and 4, it is agreed as follows:

               Alternative Minimum Tax ("AMT") due on the federal consolidated tax return is, generally, to be allocated in an equitable and consistent manner pursuant to paragraph 2, based on the separate company's contribution to the AMT adjustments and preference items which result in the consolidated AMT. Tax benefits from utilization of AMT net operating losses (including, but not limited to, amounts for negative adjusted current earnings adjustments) and AMT credits are to be similarly allocated.

        6. The Chief Financial Officer of Parent shall have the right to assess Members their share of estimated tax payments based upon the amount of tax estimated to be due under paragraph 2 and currently payable to taxing authorities. Payment to the Chief Financial Officer of Parent shall be made thirty (30) days after such assessment. The assessment will not be made more than two
               (2) days prior to the required federal income tax payment dates. Such Member will receive credit for such prepayments in the year end computation under paragraph 2 and 4 of this Agreement.

        7. If part or all of an unused consolidated net operating loss, net capital loss or tax credit is allocated to a Member of the Affiliated Group pursuant to Regulations Section 1.1502-79, and it is carried back or forward to a year in which such Member filed a separate income tax return or a consolidated federal income tax return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. (If such refund or reduction goes to some entity other than the Member, then such entity shall pay over such amount to the Member). Notwithstanding the above, the Parent shall determine whether an election shall be made to forego carryback of any consolidated net operating loss or tax credit arising in a consolidated return year (including any portion allocated to a Member under Regulations Section 1.1502-79) in accordance with Section 172(b)(3) or other IRC provisions which relate to tax credit utilization.

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        8.      If the consolidated federal income tax liability is adjusted for any taxable period encompassed by this Agreement, whether by means of amended return, claim for refund, or tax audit by the Internal Revenue Service, the liability of each Member shall be recomputed under paragraph 2 of this Agreement to give effect to such adjustments. In the case of a refund, the Parent shall make payment to each Member for its share of the refund, determined in the same manner as in paragraph 4 of this Agreement, within thirty (30) days after the refund is received by the Parent, and in the case of an increase in tax liability, each Member shall pay to the Parent its allocable share of such increased tax liability within thirty (30) days after receiving notice of such liability from the Parent. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member's change in consolidated federal income tax liability bears to the total change in tax liability. Any penalty or interest shall be allocated upon such basis as the Chief Financial Officer of Parent deems just and proper in view of all applicable circumstances.

        9. Notwithstanding the above, in no instance shall Southern California Physicians Insurance Exchange, SCPIE Indemnity Company, American Healthcare Indemnity, and FG Casualty Company (hereinafter referred to as "Insurance Company Members"; or in the singular "Insurance Company Member") assume more tax liability, make greater tax payment, or receive a lesser refund than the Insurance Company Member would have assumed, made or received as a taxpayer filing a separate income tax return. In this regard, Parent hereby agrees to indemnify, defend or hold the Insurance Company Members harmless from and against any levy on the assets of the Insurance Company Members by the Internal Revenue Service which results from the Insurance Company Members having filed consolidated federal income tax returns with the Affiliated Group pursuant to this Agreement. Such indemnification shall be limited to the lesser of: (i) the amount of taxes which the Insurance Company Member would have been liable for if the Insurance Company Member filed a separate income tax return or (ii) Insurance Company Member's allocable share of consolidated federal income taxes paid (including interest and penalties) as a Member of the Affiliated Group and pursuant to this Agreement.

                The Insurance Company Members agree to promptly provide Parent written notice of any claim made on the obligation indemnified against hereunder. Written notice to the Parent will be deemed promptly made if such notification is made within five (5) days following receipt, by an Insurance Company Member, of any notice of claim by the Internal Revenue Service. Indemnity set forth herein shall extend to each taxable year in which the Insurance Company Member 's tax liability (or refund) is determined under the provisions of this Agreement.

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        10.    This Agreement shall apply to the taxable years specified in the preamble of this Agreement, and all subsequent taxable years, unless the Members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

        11. This Agreement shall be not assignable by any Member without the prior written consent of the other Members.

        12. All materials including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member to the Agreement during the regular business hours for a minimum period equal to applicable record retention requirements of the Internal Revenue Service.

        13. The Members shall apply the principles set forth herein to State and Local tax liabilities to the extent the Members are included in a consolidated, combined, or unitary state tax filing with any Member(s).

        14. Any dispute or difference between the parties with respect to the operation or interpretation of this Agreement shall be first mediated by the Chief Executive Officer of the Parent ("CEO") and if mediation by the CEO is unsuccessful (or if mediation by the CEO would represent a conflict of interests), then to binding arbitration. The arbitrators must all be certified public accountants ("CPAs") or attorneys. Each Member shall elect an arbitrator. The losing party will bear all costs of arbitration including all fees for attorneys and accountants.

        15. Any Member corporation which leaves the consolidated group shall be bound by this Agreement.

        16. The Members hereto specifically recognize that from time to time other companies may become Members of the Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained by the Parent's Corporate Secretary. It will not be necessary for all the other Members to resign the Agreement but the new Member may simply sign the existing Agreement and it will be effective as if the old Members had resigned.

        17. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provision of the Code or the regulations thereunder shall automatically be applicable to this Agreement.

        18. Failure of one or more parties hereto to qualify by meeting the definition of Member of the "Affiliated Group" shall not operate to terminate this Agreement


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                with respect to the other parties as long as two or more parties hereto continue to qualify.

        19. During any consolidated tax year to which this Agreement, any Member whose affiliation with the Affiliated Group spans for a period of less than 12 months ("short-year") shall be bound by this Agreement at all times in which such Member meets the definition of Member of the Affiliated Group. Such short-year Member shall be allocated its share of the consolidated federal income tax liability in an equitable and consistent manner pursuant to paragraph 2 based on the Member's contribution to the consolidated federal income tax liability.

        20. This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

        21. If any provision of this Agreement, as applied to any party hereto or to any circumstances involving the subject matter hereof, shall be found by a court of competent jurisdiction to be void, invalid, or unenforceable, then, notwithstanding such provision, all other provisions of this Agreement shall remain in effect and binding on the parties hereto to the fullest extent permitted by law.

        22. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the parties. Each party hereto acknowledges that no representations, inducements, promises, or other agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

        IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

SCPIE Holdings, Inc.


By: /s/ PATRICK T. LO                    Date  5/9/97
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    Name/Title

Southern California Physicians Insurance Exchange


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title


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SCPIE Management Company


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title


SCPIE Indemnity Company


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title

American Healthcare Indemnity


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title


FG Casualty Company


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title


SCPIE Insurance Services, Inc.


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title

SCPIE Management Services


By: /s/ PATRICK T. LO                    Date  5/9/97
   ------------------------------------       --------------------------------
    Name/Title

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